Exhibit 2.1

Amendment

Between

American Metals Recovery and Recycling Inc.

And

HSB Holdings LLC f/k/a Multiband Global Resources, LLC

AMENDMENT

TO

ASSET PURCHASE AGREEMENT BETWEEN AMERICAN METALS RECOVERY AND RECYCLING INC. AND HSB HOLDINGS LLC F/K/A MULTIBAND GLOBAL RESOURCES, LLC

After all Parties have signed, this Amendment is made effective as of November 16, 2022 (“Effective Date”) and is between American Metals Recovery and Recycling Inc, a Nevada Corporation (“Buyer”), and HSB Holdings, LLC f/k/a Multiband Global Resources, LLC (“Seller”) each of which may be referred to in the singular as a “Party” or in the plural as the “Parties”.

WITNESSETH

WHEREAS, Buyer and Seller entered into an Asset Purchase Agreement on or about August 31, 2022 (the “Agreement”), and;

WHEREAS, Seller did not tender One Million Dollars ($1,000,000.00) cash to Buyer and Buyer did not tender the One Million (1,000,000) Series A Preferred Shares to Seller per the Original Agreement and as a such both Parties Agree to waive these two obligations;

WHEREAS, for the exception of the Sections Amended herein, if not previously assigned, the assets of Seller are assigned to Buyer;

WHEREAS, Buyer and Seller desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained herein, the Parties hereto agree as follows:

1.3 Purchase Price. In Consideration for the Acquired Assets, the Buyer shall pay Seller, or the person assigned by the Seller, One Hundred Dollars ($100.00) (the “Purchase Price”)

SCHEDULE I

Acquired Assets

1.	Acquired Contracts:
a.	Frontier E-Waste Recycling Contract
2.	Office lease with Escalade Westbank LLC
3.	Office equipment and furniture valued up to Three Thousand Dollars ($3,000)

Execution of Amendment - Transmission of Original Signatures and Executing Multiple Counterparts.

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature. This Amendment may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be executed, as of the Effective Date.

American Metals Recovery and Recycling Inc.		HSB Holdings LLC f/k/a Multiband Global Resources, LLC
By:	/s/ Joseph O’Bell	By:	/s/ James Frinzi
Printed Name: Joseph O’Bell		Printed Name: James Frinzi
Title: Chief Legal Officer		Title: CEO